MIDDLESEX WATER COMPANY REPORTS
THIRD QUARTER FINANCIAL RESULTS

QUARTER HIGHLIGHTS

▪	Revenues Increase 7.0%
▪	Net Income Jumps 61%
▪	Earnings Per Share Up 60%

ISELIN, N.J., (November 2, 2018) -- Middlesex Water Company (the “Company” or “Middlesex”), (Nasdaq:MSEX), a provider of water and wastewater services, today reported third quarter consolidated operating revenues of $38.7 million as compared to $36.2 million for the same period in 2017. Net income for the quarter increased $4.6 million to $12.3 million, compared to $7.6 million for the same period in 2017. Diluted earnings per share for the quarter ended September 30, 2018 were $0.74 up from $0.46 for the same period in 2017.

“The favorable outcome of the Middlesex base rate case settlement reached in March 2018 allows for the recognition of tax benefits that propelled both Net Income and Earnings Per Share upward for the quarter and the year. Higher demand from our New Jersey contract customers, a base rate increase in our Middlesex System and customer growth in Delaware also had a favorable impact on third quarter results,” said Middlesex Chairman, President and Chief Executive Officer Dennis W. Doll. “We were pleased to announce a 7.3 % increase in the common dividend in late October, demonstrating our ongoing commitment to returning value to shareholders. The increase represents our 46th year of consecutive dividend increases in our company’s history,” added Doll.

Third Quarter Operating Results

Operating revenues for the quarter increased by $2.5 million from the same period in 2017. $1.5 million of higher revenue is due to the base rate increase in the Middlesex System which took effect April 1, 2018. Higher demand from our New Jersey contract customers added $0.6 million to revenues. In Delaware, Tidewater Utilities, Inc., $0.4 million in higher revenues was attributed to customer growth.

Operation and maintenance expenses for the third quarter increased $1.7 million from the same period in 2017. The increase was primarily attributable to $0.4 million of higher water production costs related to weather-driven changes in raw water quality as well as higher retiree healthcare insurance premium costs of $0.7 million. Higher headcount and average labor rates pushed labor costs up by $0.2 million. Rent expense rose by $0.2 million due to increased leased commercial office space required to accommodate various operational and administrative needs.

Income Tax expense for the third quarter decreased $4.2 million from the same period in 2017 due to the combined effect of the approved regulatory accounting treatment of the adoption of Internal Revenue Service (IRS) tangible property regulations and a lower effective tax rate resulting from the Tax Cuts and Jobs Act of 2017.

Nine Month Operating Results

Consolidated operating revenues for the nine months ended September 30, 2018 were $104.8 million, an increase of $5.5 million from the same period in 2017, primarily due to the base rate increase and higher demand by contract customers in the Middlesex System as well as increased revenues in our Tidewater system due to customer growth. For the nine months ended September 30, 2018, net income increased $8.0 million to $25.5 million. Diluted earnings per share were $1.54 as compared to $1.06 for the same period in 2017.

Operation and maintenance expenses for the nine months ended September 30, 2018 were higher by $3.6 million compared to the same period in 2017, due to increased water production costs, higher labor costs, higher net healthcare insurance policy premiums, heightened main break repair activity and increased transportation costs.

Income Tax expense for the nine months ended September 30, 2018 decreased $7.6 million from the same period in 2017, approved regulatory accounting treatment of the adoption of IRS tangible property regulations, as well as a lower effective tax rate resulting from the Tax Cuts and Jobs Act of 2017.

Board of Directors Declares Dividend

The Company’s Board of Directors declared a quarterly cash dividend of $0.24 per share, payable December 3, 2018 to common shareholders as of November 15, 2018. Middlesex has paid cash dividends continually since 1912.

About Middlesex Water Company

Middlesex Water Company, organized in 1897, is an investor-owned water and wastewater utility, serving customers primarily in central and southern New Jersey and Delaware.  Information about Middlesex’s Direct Share Purchase and Sale and Dividend Reinvestment Plan can be found on our website.

This release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, our long-term strategy and expectations, the status of our acquisition program, the impact of our acquisitions, the impact of current and projected rate requests and the impact of our capital program on our environmental compliance. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, the success of certain cost containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives and other factors discussed in our filings with the United States Securities and Exchange Commission.

Contact:

Bernadette Sohler, Vice President – Corporate Affairs

Middlesex Water Company,

1500 Ronson Road

Iselin, New Jersey 08830

(732) 638-7549

www.middlesexwater.com

   MIDDLESEX WATER COMPANY

  CONDENSED CONSOLIDATED STATEMENTS OF INCOME

  (Unaudited)

  (In thousands except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017

Operating Revenues	$38,713	$36,174	$104,809	$99,319

Operating Expenses:
Operations and Maintenance	18,114	16,383	52,773	49,178
Depreciation	3,792	3,587	11,137	10,280
Other Taxes	3,889	3,603	10,910	10,327

Total Operating Expenses	25,795	23,573	74,820	69,785

Operating Income	12,918	12,601	29,989	29,534

Other Income (Expense):
Allowance for Funds Used During Construction	424	174	805	473
Other Income (Expense), net	409	248	1,277	684

Total Other Income, net	833	422	2,082	1,157

Interest Charges	1,723	1,493	4,929	3,965

Income before Income Taxes	12,028	11,530	27,142	26,726

Income Taxes	(262)	3,888	1,683	9,263

Net Income	12,290	7,642	25,459	17,463

Preferred Stock Dividend Requirements	36	36	108	108

Earnings Applicable to Common Stock	$12,254	$7,606	$25,351	$17,355

Earnings per share of Common Stock:
Basic	$0.75	$0.47	$1.55	$1.06
Diluted	$0.74	$0.46	$1.54	$1.06

Average Number of
Common Shares Outstanding:
Basic	16,394	16,340	16,379	16,324
Diluted	16,550	16,496	16,535	16,480

Cash Dividends Paid per Common Share	$0.2238	$0.2113	$0.6713	$0.6338